EXHIBIT 1

(English Translation)
June 28, 2011
TO OUR SHAREHOLDERS:
Koichi Suzuki
Representative Director
Internet Initiative Japan Inc.
1-105, Kanda Jinbo-cho, Chiyoda-ku, Tokyo, Japan

NOTICE OF RESOLUTIONS
AT THE 19TH ORDINARY GENERAL MEETING OF SHAREHOLDERS

We hereby notify that at the 19th ordinary general meeting of shareholders of Internet Initiative Japan Inc. (“the company”) held today, the following items were reported and resolved.

Sincerely yours,

Subjects to be reported:

1. Business Report, consolidated financial statements and a report on the audit results of consolidated financial statements by the accounting auditors and the Board of company auditors for the 19th term (from April 1, 2010 to March 31, 2011)

2. Non-consolidated financial statements for the 19th term (from April 1, 2010 to March 31, 2011)

In this respect, the contents of the above two documents were reported.

Subjects to be resolved:

Item 1: Appropriation of Retained Earnings
This item was resolved as originally proposed. The dividends were determined as follows:
1. Type of dividend property Cash
2. Matters concerning allocation and total amount of dividend property
    The Company proposes to pay \1,500 per share of common stock. In this case, the total amount of dividends is \304,026,000.
3. Effective date of dividend payment
The Company proposes June 29, 2011 as the effective date of the dividend payment.

Item 2: Election of Four Directors
This item was resolved as originally proposed.
The re-election of the following four Directors was resolved, Koichi Suzuki, Hideshi Hojo, Hitoshi Imafuku and Junnosuke Furukawa.

Item 3: Payment of Retirement Allowances for Termination Resulting fromthe Abolition of the Retirement Allowance Plan for Directors
This item was resolved as originally proposed.

Item 4: Determination of Amount and Contents of Remunerations concerningStock-Compensation-Type Stock Options for Directors to directors
This item was resolved as originally proposed.

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